6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885 May 4, 2023 Dear Norm, On behalf of BigBear.ai, I am pleased to extend an offer of employment to you for the Chief Operating Officer position and welcome you to BigBear.ai. The details of the offer are as follows: Job Title: Chief Operating Officer Direct Supervisor: Amanda Long Work Location: Chantilly, Virginia, travel as appropriate Compensation: Salary: As a full-time, exempt employee, your base salary will be paid at the rate of $425,000.00/annually, less applicable payroll deductions and withholdings. You will be paid semi-monthly in accordance with BigBear.ai’s standard payroll policies and practices. Short-Term Incentive (STI) / Annual Bonus Plan: In addition to your base compensation, you will be eligible for an annual bonus of up to 50% of your annual base compensation (“annual target bonus”), based upon mutually developed performance objectives at the start of each year. Your STI bonus will be paid through a combination of cash and PSUs based on the achievement of Company goals and personal goals. Additionally, the specific number of target PSUs are dependent upon the price of BigBear.ai’s stock at the time of the award. The STI program and your participation in the plan is subject to annual approval/renewal by the BigBear.ai Compensation Committee.is subject to annual approval/renewal by the BigBear.ai Compensation Committee. Long-Term Incentive (LTI) / Equity Bonus Plan: As a key executive, you will be eligible to participate in the BigBear.ai equity incentive plan, comprised of a mix of Restricted Stock Units (RSUs), stock options, and performance stock units (PSUs). LTI awards vest on a four-year ratable schedule from the grant date, unless otherwise specified and specific terms and conditions will be included in each LTI grant agreement. Your LTI plan consists of three components: 1. An initial award with a target value at grant date of $1,500,000.00. This award will be delivered in the form of 50% RSUs and 50% stock options. The actual number of RSUs and options are dependent upon the price of BigBear.ai’s stock at the time of the award. 2. A Performance-based Stock Unit (PSU) award with a target value at grant date of $500,000.00. The actual number of PSUs are dependent upon the price of BigBear.ai’s stock at the time of the award. This award will be earned on December 31, 2023 based on the following performance metrics: • Operation of organization within budget • Successful brand refresh launch and execution plan • Stabilization of IT Organization/Function • Stabilization of Human Resources Organization/Function The decision as to whether you have met these metrics will be left to my sole discretion.

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885 3. Starting in 2024, a recurring annual grant estimated to be valued at 50% of your base compensation, subject to Compensation Committee approval (split between stock options, RSUs, PSUs and/or other long-term incentive vehicles at the discretion of the BigBear.ai Compensation Committee). Unvested awards will be canceled in the event of a voluntary termination, or involuntary termination for cause. The LTI program is subject to annual approval/renewal by the BigBear.ai Compensation Committee. In the event that the LTI program is discontinued, BigBear.ai agrees to work in good faith with you to come to an agreeable replacement program or compensation arrangement. Annual Leave: You will receive 25 days of paid time off accrued on a semi-monthly basis upon date of hire and 11 paid holidays. Benefits: As a full-time employee, you will be eligible to participate in BigBear.ai’s comprehensive benefit program in accordance with our policies and after meeting the applicable eligibility requirements, if any. For full details, please see attached benefits summary. Severance: As COO, you are eligible to participate in the BigBear.ai Executive Severance Plan Medical Insurance Offset: If you elect to waive BigBear.ai’s medical insurance coverage in 2023, you will receive a payment of $3,000.00 annually, in addition to your base salary. You will still be eligible to participate in all other benefits offered. Should you elect BigBear.ai’s medical insurance in the future, you will no longer receive the offset, effective the date coverage begins. Start Date: TBD Onboarding & Orientation: On your first day of employment, BigBear.ai will provide additional information about our benefits package and company policies. You warrant that you have not signed any confidentiality, non-disclosure or non-solicitation agreement with a previous employer or any other person or entity that would restrict or prohibit your performance of your duties for the Company. You acknowledge that failure to disclose the existence of any such prior contract may result in the termination of your employment. This offer is not to be considered as a contract guaranteeing employment for any specific duration. As an at-will employee, both you and BigBear.ai have the right to terminate this arrangement and subsequent employment at any time. By accepting this offer you agree to provide the company’s security officer with sufficient information to properly verify security information, as applicable for the role. Continued employment is contingent upon successfully maintaining the applicable clearance, as required for the role. We request that you treat this offer and all other company information as confidential and proprietary. As such, any BigBear.ai proprietary information is not to be disclosed without authorization from a company officer.

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885 Please indicate your acceptance of this offer by May 8, 2023. We hope you are excited to join our team of what we feel is a company that offers employees personal and professional development. Sincerely, Mandy Long CEO